EXHIBIT 10.7

Compensation Arrangements with Thomas J. Flournoy

Neither Georgia-Carolina Bancshares, Inc. (“Company”), nor First Bank of Georgia (“Bank”), has a written employment agreement with Thomas J. Flournoy, Chief Financial Officer of Georgia-Carolina Bancshares, Inc. and First Bank of Georgia.  Mr. Flournoy’s current (2012) salary is $175,000 and Mr. Flournoy is eligible for an annual incentive award under the Bank’s Annual Incentive Plan, pursuant to which he received $53,920 for his performance in 2011.  See Exhibit 10.9 for a description of Mr. Flournoy’s Annual Incentive Plan.  Mr. Flournoy is eligible for stock option grants under the Company’s option plans as determined from time to time by the Board of Directors of the Company.  In addition, Mr. Flournoy participates in the Bank’s medical, dental, life and disability insurance plans and he may participate in the Company’s 401(k) plan.

Mr. Flournoy entered into a Severance Protection Agreement with the Bank, which entitles him to certain payments following a change in control of the Company.  The Severance Protection Agreement was filed with the Company’s 8-K filing on June 26, 2009.